Exhibit 99(4)(f)
Rider
Annual Reset Death Benefit
This rider is part of your contract. It is subject to the contract terms. If the terms of this rider and the contract differ, this rider controls. This rider is only available if, as of the Effective Date, the Guaranteed Minimum Income Benefit Rider (Annual Reset Option) is also attached to, and made part of, your contract.
As long as this rider remains in force, the following Annual Reset Death Benefit Amount provision is added to, and made part of, your contract as a subheading under, and at the end of, the Guaranteed Minimum Death Benefit Amount provision.
Annual Reset Death Benefit Amount
The Guaranteed Minimum Death Benefit Amount will equal the Annual Reset Death Benefit Amount unless this contract or a rider attached to, and made part of this contract, results in a higher Guaranteed Minimum Death Benefit Amount. The Annual Reset Death Benefit Amount is equal to the greater of: (a) the Guaranteed Earnings Death Benefit Amount; or (b) the Annual Step-up Death Benefit Amount.
Guaranteed Earnings Death Benefit Amount. The initial Guaranteed Earnings Death Benefit Amount is equal to your Net Purchase Payment made on the Contract Date, plus any additional Net Purchase Payments made on or before the three-month anniversary of the Contract Date. Subject to the foregoing, at the end of each subsequent Valuation Period, the Guaranteed Earnings Death Benefit Amount is equal to:
(1)	the Guaranteed Earnings Death Benefit Amount at the end of the preceding Valuation Period; plus

(2)	any additional Net Purchase Payments made during the Valuation Period; plus

(3)	the Guaranteed Earnings Death Benefit Amount Roll-up, as described below; less

(4)	for withdrawals taken after [30 days] after the Rider Date and before the contract anniversary after the Annuitant’s [90th] birthday, the amount of all withdrawals (along with their applicable Contingent Deferred Sales Charge, if any) during the Valuation Period, up to an amount that, when taken together with all other withdrawals taken during the Contract Year, equals the product of the Annual Reset Death Benefit Withdrawal Percentage times the Guaranteed Earnings Death Benefit Amount as of the beginning of the Contract Year; less

(5)	on a pro rata basis, the amount of any withdrawals (along with their applicable Contingent Deferred Sales Charge, if any) which: (a) occur within [30 days] of the Rider Date; (b) are in excess of the withdrawals described in (4); or (c) occur after the contract anniversary after the Annuitant’s [90th] birthday.
Under the pro rata adjustment, the Guaranteed Earnings Death Benefit Amount will be reduced by the same percentage reduction to the Contract Value that resulted from the withdrawal.
We will not make the adjustment to the Guaranteed Earnings Death Benefit Amount in (4) above during the period beginning with the contract anniversary after the Annuitant’s [85th] birthday through the contract anniversary after the Annuitant’s [90th] birthday.
If this rider is added to your contract after the Contract Date, the initial Guaranteed Earnings Death Benefit Amount will be calculated as if a Net Purchase Payment had been made on the Effective Date, equal to the Contract Value (after all contract charges and any other rider charges due have been deducted therefrom) at that time.

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Notwithstanding the above, the Guaranteed Earnings Death Benefit Amount shall in no event exceed the Benefit Cap of (a) minus (b) minus (c) where:
(a)	is the Benefit Cap Multiplier shown in the Contract Specifications on Page 4 times the total of all Net Purchase Payments received;

(b)	is, for each Contract Year until the anniversary of the Contract Date that immediately follows the Annuitant’s [90th] birthday, the total of all withdrawals (including Contingent Deferred Sales Charge if any) taken, up to an amount that is equal to [6%] of the Guaranteed Earnings Death Benefit Amount at the beginning of the Contract Year, and

(c)	is a pro rata adjustment for the amount of each withdrawal (including Contingent Deferred Sales Charge, if any) taken that is not covered by (b).
For each withdrawal described in (c), the pro rata adjustment will reduce the Benefit Cap by the same percentage reduction to the Contract Value that resulted from the withdrawal.
Guaranteed Earnings Death Benefit Amount Roll-up
The Guaranteed Earnings Death Benefit Amount Roll-up for a Valuation Period is determined by multiplying (a) times (b) times (c) where:
(a)	is the Guaranteed Earnings Death Benefit Amount at the beginning of the Valuation Period;

(b)	is the number of days in the Valuation Period; and

(c)	is the Guaranteed Earnings Rate, as defined below.
The Guaranteed Earnings Rate is equal to the lesser of (1) or (2) or (3) where:
(1)	is the Daily Base Guaranteed Earnings Rate shown in the Contract Specifications on Page 4;

(2)	is, for each amount invested in, or allocated to, the Fixed Accumulation Account, if available, the lesser of (a) or (b) where:
(a)	is a daily factor that is equivalent to the annual effective rate being credited to a purchase payment allocated, or funds transferred, to the Fixed Accumulation Account for the Valuation Period; and

(b)	is the Daily Base Guaranteed Earnings Rate; and
(3)	is zero, provided that (3) only applies on or after the contract anniversary after the Annuitant’s [85th] birthday.
Annual Step-up Death Benefit Amount. The Annual Step-up Death Benefit Amount during the first Contract Year shall be the total of all Net Purchase Payments made to this contract and adjusted, on a pro rata basis, for any withdrawals (including the applicable Contingent Deferred Sales Charges, if any) taken from this contract. Under the pro rata adjustment, the Annual Step-up Death Benefit Amount will be reduced by the same percentage reduction to the Contract Value that resulted from the withdrawal.
On the first anniversary of the Contract Date, the Annual Step-up Death Benefit Amount shall be increased to the Contract Value at that time, if it is greater, and if prior to the Annuitant’s [86th] birthday.
The Annual Step-up Death Benefit Amount in subsequent one-year periods shall equal the Annual Step-up Death Benefit Amount as of the prior anniversary of the Contract Date, plus any Net Purchase Payments made to this contract during the Contract Year, and adjusted, on a pro rata basis, for any withdrawals (including the applicable Contingent Deferred Sales Charges, if any) taken from this contract during the Contract Year. On each anniversary of the Contract Date, the Annual Step-up Death Benefit Amount shall be increased to the Contract Value, if it is greater, up to and including the anniversary of the Contract Date before the Annuitant’s [86th] birthday.

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If this rider is added to your contract after the Contract Date, the initial Annual Step-up Death Benefit Amount will be calculated as if a Net Purchase Payment had been made on the Effective Date equal to the Contract Value (after all contract charges and any other rider charges due have been deducted therefrom) at that time.
Effective Date
If this rider is issued with your contract, this rider becomes effective on the Contract Date shown in the Contract Specifications Page of the contract.
In our sole discretion, we may determine that this rider may be added to previously issued contracts. In such an event, this rider may be added only on a contract anniversary, as long as the Guaranteed Minimum Income Benefit Rider (Annual Reset Option) is also attached to, and made part of, the contract prior to, or on, the Annual Reset Death Benefit Rider Date (a subsequent anniversary of the Contract Date on which this rider is added as shown in a corresponding Amendment to the contract).
Reset Feature
While this rider is in force, it will automatically reset on any anniversary of the Contract Date that the Guaranteed Minimum Income Benefit Rider (Annual Reset Option) is reset. When such reset occurs, the Guaranteed Earnings Death Benefit Amount will equal the reset Guaranteed Earnings Death Benefit Amount on the Reset Date, as defined in the accompanying Guaranteed Minimum Income Benefit Rider (Annual Reset Option).
Charge for Rider
On each anniversary of the Contract Date that this rider is in force, we will deduct from your Contract Value an Annual Reset Death Benefit Rider Charge equal to the product of the Annual Reset Death Benefit Rider Charge Rate and the Annual Reset Death Benefit Amount.
The Rider Charge Rate is the applicable rate shown in the Contract Specifications on Page 4 of your contract. A Rider Charge Rate will be declared by us at each reset, which may be greater than the existing Rider Charge Rate, but no greater than the Rider Charge Rate for new issues of this rider form on that date, and no greater than the applicable Maximum ARDBR Rider Charge Rate shown in the Contract Specifications on Page 4 of your contract.
The Rider Charge will be deducted from all investment portfolios or Fixed Accumulation Account if any, on a pro rata basis in proportion to their percentage of the total Contract Value.
In the event that the Annuitant dies, you surrender your contract, the Guaranteed Minimum Income Benefit (Annual Reset Option) Rider terminates or you elect to annuitize during any Contract Year, we reserve the right to prorate the annual charge for this rider that had not yet been assessed prior to any such events.
Termination of Rider
You may terminate this rider by Notice to us at our Home Office at any time. Any termination will become effective on the first anniversary of the Contract Date following your Notice. If this rider is so terminated, a full annual rider charge will be assessed, unless Notice is received at our Home Office within the first 15 days after anniversary of the Contract Date, in which case the termination of the rider is effective on the previous anniversary of the Contract Date. This rider will automatically terminate upon the termination of the Guaranteed Minimum Income Benefit Rider (Annual Reset Option). If this rider is terminated, it cannot be reinstated.
THE OHIO NATIONAL LIFE INSURANCE COMPANY

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